UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2018

ANGI HOMESERVICES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38220	82-1204801
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

14023 Denver West Parkway, Building 64
Golden, CO	80401
(Address of principal executive offices)	(Zip Code)

(303) 963-7200

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02.             Unregistered Sales of Equity Securities

On September 29, 2018, ANGI Homeservices Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement,” and the merger contemplated thereunder, the “Merger”) to acquire Handy Technologies, Inc. (“Handy”), which Merger Agreement was announced in a press release issued by the Company on October 11, 2018. On October 19, 2018, pursuant to the terms of the Merger Agreement and in connection with the consummation of the Merger, the Company issued up to an aggregate of 8,588,672 shares of its Class A common stock to the equity holders of Handy as merger consideration. Approximately 1.1 million of these shares of Class A common stock will be held in escrow for purposes of purchase price adjustment provisions in the Merger Agreement and to support indemnification obligations of the selling shareholders under the Merger Agreement; the final number of shares of the Company’s Class A common stock to be issued to equity holders of Handy in connection with the Merger is subject to reduction accordingly. The maximum number of Class A shares that may be issued in connection with the Merger exceeds 1% of the Company’s outstanding Class A common stock.

The issuance of shares of the Company’s Class A common stock to equity holders of Handy in accordance with the terms and subject to the conditions set forth in the Merger Agreement was made in reliance on the private offering exemption of Section 4(a)(2) of the Securities Act of 1933, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

Dated: October 22, 2018	By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Interim Chief Legal Officer

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